Exhibit 8.1

[Letterhead of Cadwalader, Wickersham & Taft LLP]

November 5 , 2003

SLM Corporation
11600 Sallie Mae Drive
Reston, VA 20193

Ladies and Gentlemen:

     We have acted as counsel to SLM Corporation, a Delaware corporation (“SLM”), in connection with the preparation of a Registration Statement on Form S-3, File Number 333-107779 (the “Registration Statement”), and the filing thereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the resale by selling securityholders of $2,000,000,000 Floating Rate Convertible Senior Debentures due 2035 issued by SLM (the “Debentures”) and the associated shares of SLM’s common stock, par value $.20 per share, into which the Debentures are convertible.

     In rendering the opinion set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of (i) the Offering Memorandum, dated May 14, 2003, relating to the Debentures, (ii) the Purchase Agreement, dated May 14, 2003, among SLM and the initial purchasers named therein, (iii) the Registration Statement and Prospectus contained therein relating to the Debentures, and (iv) such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In rendering our opinion, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records we have examined as originals, the conformity to original documents, certificates and records of all copies or specimens of documents, certificates and records we have examined, the authenticity of the originals of such copies or specimens of documents, certificates and records we have examined and the accuracy of the matters set forth in the documents, certificates and records we reviewed. We have further assumed that all statements, facts, and representations made therein are and

SLM Corporation	November 5, 2003

remain true (without regard to any qualifications as to knowledge or belief or any qualifications stated therein and without undertaking to verify such statements, facts and representations by independent investigation), that the respective parties thereto and all parties referred to therein will act in all respects at all relevant times in conformity with the requirements and provisions of such documents, and that none of the terms and conditions contained therein has been or will be waived or modified in any respect.

     As to any facts material to the opinion expressed below that are not known to us, we have relied upon statements and representations of officers and other representatives of SLM. We have not undertaken any independent investigation to determine the existence or absence of the facts that are material to our opinion, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of SLM in connection with the preparation and delivery of this letter. We express no opinion concerning the laws of any jurisdiction other than the federal tax laws of the United States of America. In rendering our opinion, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

     Based upon and subject to the foregoing, we are of the opinion that the statements made in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations,” to the extent such statements summarize material federal tax consequences of the purchase, beneficial ownership and disposition of the Debentures to the holders thereof described therein, are correct in all material respects. All such statements are based upon current law, which is subject to change, possibly with retroactive effect. Further, there can be no assurance that the Internal Revenue Service will not take a contrary position.

     We assume no obligation to update or supplement this letter to reflect any facts, circumstances, laws, rules or regulations, or any changes thereto, or any court or other authority or body decisions or governmental or regulatory authority determinations which may hereafter occur or come to our attention.

     This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act. We express no opinion on any other issue relating to the Debentures or the Registration Statement. We are furnishing this opinion letter to you solely for your benefit in connection with the Registration Statement. This opinion letter is not to be relied upon, used, circulated, quoted or otherwise referred to by any other person or for any other purpose without our prior written consent.

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

SLM Corporation	November 5, 2003

     Cadwalader, Wickersham & Taft LLP